EXHIBIT A 10.107.1

AMENDED AND RESTATED
CATAMOUNT ENERGY CORPORATION
2002 PROJECT INCENTIVE COMPENSATION PLAN

ARTICLE I:   PURPOSE

              The purpose of the amended and Restated Catamount Energy Corporation 2002 Project Incentive Compensation Plan (the "Plan"), is to enhance the ability of Catamount Energy Corporation (the "Company") to attract and retain talented employees and to promote the long-term growth and profitability of the Company by providing employees who participate in the Plan with an opportunity to benefit from the Company's successful development and acquisition of energy and energy-related projects.

ARTICLE II:   DEFINITIONS

              Unless the context otherwise requires, the following terms shall have the meaning provided below. In addition, any accounting term not otherwise defined herein shall have the meaning assigned to it in accordance with generally accepted accounting principles.

              "Acquired Project" shall mean an energy project or energy-related project acquired (in whole or in part) directly or indirectly by the Company on or after January 1, 2002, and designated by the Board as a Project for purposes of the Plan.

              "Actual Performance" shall mean, with respect to each Project, the actual cumulative Net Cash Flow for the Project or the Company's interest therein in the case of a Project in which the Company has a partial ownership interest, for the twelve month period commencing on the first day of the first month immediately following (i) the Closing in the case of an Acquired Project, or (ii) the Placed-in-Service Date in the case of a Development Project.

              "Affiliate" shall mean any entity, joint venture, association or group (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities & Exchange Act of 1934) in which Central Vermont Public Service Corporation has, directly or indirectly, a fifty percent (50%) or greater interest in the total combined voting power of all outstanding voting interests in such entity, joint venture, association or group.

              "Annual Base Salary" shall mean with respect to each Participant for a given Plan Year, the Participant's annual base salary as of January 1 of such Plan Year or, if such Participant's employment in the Company commences after January 1 of a Plan Year, the Participant's starting annual base salary, which in either case shall include only his regular cash salary and shall not include any overtime, incentive, supplemental, or bonus pay or any contributions made to any employee benefit plan by the Company on the Participant's behalf.

              "Beneficiary" shall mean the person(s), designated by a Participant on a form provided by the Board to receive the Participant's interest under this Plan in the event of the Participant's death. If no designation is in effect at the time of the Participant's death, or if no person so designated shall survive the Participant, the Beneficiary shall be the estate of the Participant.

              "Board" shall mean the Board of Directors of the Company.

              "Cause" shall mean, with respect to the involuntary termination of a Participant's employment with the Company, (a) conviction of any felony or of a misdemeanor involving moral turpitude, (b) material failure to perform his or her duties or responsibilities in a manner satisfactory to the Company, (c) engagement in conduct which is injurious (monetarily or otherwise) to the Company or any of its affiliates (including, without limitation, misuse of the Company's or an affiliate's funds or other property), (d) engagement in business activities which are in conflict with the business interests of the Company, (e) insubordination, (f) engagement in conduct which causes injury to another employee or (g) engagement in conduct which is inappropriate in the office or work environment.

              "Closing" shall mean the date on which the Company acquired, directly or indirectly, an ownership interest in any Acquired Project.

              "Company" shall mean Catamount Energy Corporation

              "Development Pool" shall have the meaning provided for in Section 5.1.

              "Development Project" shall mean any energy project or energy-related project developed and owned (in whole or in part) directly or indirectly by the Company and placed in service on or after January 1, 2002, and designated by the Board as a Project for purposes of the Plan.

              "Disability" shall mean the inability to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or has lasted or can be expected to last for a continuous period of not less than 12 months and which precludes the claimant from performing not only his or her previous work, but considering the claimant's age, education and work experience any other kind of substantial gainful work which exists in the national economy regardless of whether such work exists in the immediate area in which the claimant lives, or whether a specific job vacancy exists for the claimant, or whether the claimant would be hired if he or she applied for the work.

              "Effective Date" shall mean January 1, 2002.

              "Employee" shall mean any individual employed by the Company on a full-time basis.

              "Fiscal Year" shall mean the fiscal year of the Company ending on December 31.

              "Gain" shall mean the amount by which Net Sales Proceeds exceeds the Net Project Investment.

              "Gross Sales Price" shall mean the amount realized in connection with the sale of (i) more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or (ii) substantially all of the operating assets of the Company.

              "Investment Return Pool" shall have the meaning provided for in Section 5.1.

              "Managing Director" shall mean any Employee who is designated as a Managing Director for purposes of the Plan.

              "Net Cash Flow" shall mean, with respect to each Project for the period of time designated by the Board, the excess, if any, of all cash receipts attributable to such Project over the sum of (i) all cash disbursements, plus (ii) any reserve required by the Board for cash disbursements that will have to be made with respect to the Project.

              "Net Project Investment" shall mean, with respect to each Project, the total investment by the Company in such Project that is approved by the Board including the Company's allocable share of Project debt, or in the case of a tax investor Project the capitalized cost of such Project times the Company's economic interest therein as determined by the Board.

              "Net Sales Proceeds" shall mean with respect to the sale of a Project the (i) sum of any money and the fair market value of any property received plus the principal amount of and debt assumed, less (ii) all costs properly attributable to such sale as determined by the Board. The Board shall be guided in its determination by the principles of Section 1001 of the Internal Revenue Code of 1986, as amended (relating to the determinations of gain).

              "Participant" shall mean any Employee selected by the Board to participate in the Plan who has satisfied the eligibility requirements set forth in Section 4.1.

              "Performance Period" means the twelve-month period commencing on the first day of the first month immediately following (i) the Closing in the case of an Acquired Project or (ii) the Placed-in-Service Date in the case of a Development Project.

              "Placed-in-Service Date" shall mean, with respect to each Development Project, the date on which such Project commences commercial operations.

              "Plan" shall mean this Catamount Energy Corporation 2002 Project Incentive Compensation Plan.

              "Plan Project" or "Project" shall mean an Acquired Project or a Development Project.

              "Plan Year" shall mean each twelve-month period ending on December 31.

              "Projected Project Performance" shall mean, with respect to each Project, projected Net Cash Flow approved by the Board for the Project for the twelve-month period commencing on the first day of the first month immediately following (i) the Closing in the case of an Acquired Project or (ii) the Placed-in-Service Date in the case of a Development Project.

              "Sale of the Company" shall mean the acquisition of (i) more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or (ii) substantially all of the operating assets of the Company by a person other than an Affiliate.

              "Vice President" shall mean each Employee who is designated by the Board as a Vice President for purposes of the Plan.

ARTICLE III:   ADMINISTRATION

              3.1   In General. The Plan shall be administered by the Board or its designee. The Board shall have complete authority to interpret all provisions of this Plan, to prescribe the form of instruments evidencing any interests acquired under this Plan, to adopt, amend and rescind general and special rules and regulations for its administration, and to make all other determinations as it deems necessary or advisable for the proper administration of this Plan. Any interpretation, determination, or other action made or taken by the Board shall be final, binding and conclusive. Neither the Board not any member thereof shall be liable to any person for any action taken pursuant to the Plan.

              3.2   Amendment, Modification and Termination of the Plan. The Board may, at any time or from time to time, amend or modify the Plan in any respect and may completely terminate the Plan at any time; provided, however, that the Board shall not adopt any amendment or modification or terminate the Plan if such action would eliminate or otherwise reduce the amount earned by and payable to any Participant in accordance with the terms of the Plan. For example, if the Board amends, modifies or terminates the Plan following a Closing but prior to any payment as provided for in Section 5.2 (b), the Company shall pay each Participant eligible for a reward with respect to such Closing the amount that would have been payable under Section 5.2 (a) but for such action by the Board. Similarly, if the Plan is amended, modified or terminated prior to the conclusion of a Performance Period but after the midpoint of such Performance Period, the Company shall pay each Participant eligible for a reward with respect to such Performance Period under Section 5.3, a pro-rata portion of the amount that would have been payable but for the amendment, modification or termination of the Plan. Thus, for example, if the Plan were terminated upon the conclusion of the seventh (7th) month of a twelve (12) month Performance Period each Participant otherwise eligible for a reward with respect to such Performance Period under Section 5.3 would be paid seven twelfths (7/12th) of the amount he or she would have received under Section 5.3 had the Plan not been terminated.

ARTICLE IV:   ELIGIBILITY

              4.1   Eligibility. Except as may otherwise be determined by the Board, all Company Employees who have completed ninety (90) days of full-time Service for the Company on the effective date of the Plan shall be eligible to participate and all other Employees shall become eligible to participate in the Plan upon completing ninety (90) days of full-time service for the Company.

ARTICLE V:   BENEFITS

              5.1   Overview. The Plan includes four incentive compensation components. The first component awards all eligible Employees for their contribution to the growth of the Company measured by its ability to acquire and develop Plan Projects (the "Development Pool"). The second component of the Plan awards eligible Vice Presidents and Managing Directors for their contribution to the Actual Financial Performance of each Project relative to the Projected Financial Performances of the Project over a specified period of time (the "Investment Return Pool"). The third component of the Plan only becomes effective if a Development Project is sold for a Gain prior to the Placed-in-Service Date. See Section 5.4 "Sale of a Development Project Prior to its Placed-In-Service Date". If a Development Project is sold for a Gain prior to the Placed-in-Service Date for such Project, the award payable under Section 5.4 shall be in lieu of the award that would have been available to eligible Participants under the Development Pool with respect to such Project. As soon as is practicable following the occurrence of a Closing or Placed-in-Service Date, the Board shall determine the Net Project Investment and commit (i) one percent (1%) of such amount to the Development Pool and (ii) one-half of one percent (.5%) to the Investment Return Pool. The fourth component of the Plan would only take effect upon a sale of the Company and is in addition to any other incentive compensation award otherwise payable under Section 5.2, 5.3 or 5.4. See Section 5.5.

              5.2   Development Pool.

                      (a)   Allocation. Once the Board has determined the amount of incentive compensation available to Participants from a particular Development Pool as provided for under Section 5.1, the Board shall allocate the Development Pool among eligible Participants in accordance with each eligible Participant's respective sharing ratio. For purposes of this Section 5.2(a), each eligible Participant's sharing ratio shall be determined by dividing his or her Base Salary by the Base Salaries of all Participants who are eligible to participate in such Development Pool.

                      (b)   Eligible Participant. Awards under this Section 5.2 with respect to each Plan Project shall be made to all Participants who were employed by the Company on the date that the Plan Project was acquired, placed in service or sold.

                      (c)   Payment. Except as may be required under Section 5.6, incentive compensation awards determined under this Section 5.2 shall be paid by the Company to each eligible Participant within forty-five (45) days of the applicable Closing or Placed-in-Service Date.

              5.3   Investment Return Pool.

                      (a)   Adjustment. Except as provided under Section 5.3(b) (concerning the sale of a Project prior to the completion of the applicable Performance Period), the amount of incentive compensation available to Participants from each Investment Return Pool established pursuant to Section 5.1 shall be adjusted by the Board at the conclusion of the applicable Performance Period to reflect the Actual Performance of the Plan Project for which the Investment Return Pool was established relative to the Projected Performance for such Plan Project. Adjustments shall be made in accordance with the following principals:

                              (i)   If Actual Performance is less than eighty percent (80%) of Projected Performance, no awards shall be made from the applicable Investment Return Pool.

                              (ii)   If Actual Performance equals or exceeds eighty percent (80%) but is less than one hundred percent (100%) of Projected Performance, then the applicable Investment Return Pool shall be reduced by one (1) percentage point for each percentage (or part thereof) that Actual Performance is less than Projected Performance. Thus, for example, if Actual Performance is eighty-five and one-half percent (85.5%) of Projected Performance, the Applicable Investment Return Pool would be reduced by fifteen percent (15%).

                              (iii)   If Actual Performance equals Projected Performance, then no adjustment shall be made to the applicable Investment Return Pool and the full amount shall be available for eligible Participants.

                              (iv)   If Actual Performance exceeds Projected Performance, then the applicable Investment Return Pool shall be increased by one (1) percentage point for each percentage (or part thereof) that Actual Performance exceeds Projected Performance up to a maximum of one hundred and twenty percent (120%). Thus, for example, if Actual Performance is 105% of Projected Performance, the applicable Investment Return Pool Compensation Fund would be increased by five percent (5%).

                      (b)   Sale. In the event the Company sells a Plan Project during the applicable Performance Period, the amount of incentive compensation available under the Investment Return Pool established with respect to such Project shall not be adjusted as provided under Section 5.2(a); rather, such Investment Return Pool shall remain at one-half of one percent (.5%) of the Net Project Investment and be allocated among eligible participants as provided in this Section 5.2(c) and (d).

                      (c)   Allocation. Once the Board has made any required adjustment to the applicable Investment Return Pool, the Board shall allocate such amount among eligible Vice Presidents and Managing Directors in accordance with each eligible Participant's respective sharing ratio. For purposes of this Section 5.3(c), each eligible Vice President and Managing Director's sharing ratio shall be determined by dividing his or her Base Salary by the Base Salaries of all Vice Presidents and Managing Directors who are eligible to participate in the applicable Investment Return Pool.

                      (d)   Eligible Participants. Awards under this Section 5.3 with respect to each Plan Project shall only be made to Vice Presidents and Managing Directors who also qualified for and received an award under Section 5.2 with respect to such Plan Project. Thus, for example, if a Vice President or Managing Director was first employed after the Closing or Placed-in-Service Date of a Plan Project, that individual would not be eligible for an award under this Section 5.3 with respect to such Plan Project.

                      (e)   Payment. Except as may be required under Section 5.6, incentive compensation awards determined under this Section 5.3 shall be paid by the Company to each eligible Participant within forty-five (45) days of the close of the applicable Performance Period.

              5.4   Sale of a Development Project Prior to its Placed-In-Service Date.

                      (a)   Calculation of Sales Incentive. In the event the Company sells a Development Project prior to its Placed-in-Service date, the Company shall calculate a sales incentive to be allocated among eligible Participants in accordance with the following principals:

                              (i)   To the extent that the Gain on the sale of a Plan Project is less than or equal to one hundred percent 100% of the Net Project Investment, the amount of the sales incentive shall equal ten percent (10%) of such Gain.

                              (ii)   To the extent that the Gain on the sale of a Plan Project is greater than one hundred percent (100%) of the Net Project Investment, the amount of the sales incentive shall be equal to twenty percent (20%) of the amount by which the Gain exceeds one hundred percent (100%) of the Net Project Investment. Thus, for example, if a Project with a Net Project Investment of $1,500,000 is sold for $4,000,000 producing a Gain of $2,500,000 the sales incentive would equal $350,000 (10% of $1.5 mil. plus 20% of $1.0 mil.).

                      (b)   Eligible Participants. Awards under this Section 5.4 with respect to the sale of a Plan Project prior to the Placed-in-Service Date shall only be made to Participants who (i) qualified for and would have been eligible for an award under the Development Pool with respect to such Project had it not been sold, and (ii) were employed by the Company on the date that the Plan Project was sold.

                      (c)   Allocation. Once the Board has calculated the amount of the sales incentive to be paid under this Section 5.4, it shall be allocated among eligible Participants as provided for under Section 5.2(a).

                      (d)   Payment. Except as may be required under Section 5.6, sales incentives determined under this Section 5.4 shall be paid by the Company to each eligible Participant within forty-five (45) days of the date on which a Project is sold.

              5.5   Sale of the Company.

                      (a)   Calculation of Sales Incentive. In the event of a Sale of the Company, the Company shall calculate a sales incentive equal to one and one half of one percent (1.5%) of the Gross Sales Price.

                      (b) Allocation. Once the Board has calculated the amount of the sales incentive to be paid under this Section 5.5, it shall be allocated among eligible Participants as follows:

                              (i)   one percent of the Gross Sale Price shall be allocated among all eligible Employees in accordance with each eligible Participant's respective sharing ratio. For purposes of this Section 5.5(b), each eligible Participant's sharing ratio shall be determined by dividing his or her Base Salary by the Base Salaries of all eligible Participants; and

                              (ii)   one-half of one percent (.5%) of the Gross Sales Price shall be allocated among all eligible Vice Presidents and Managing Directors in accordance with the respective sharing ratio for each eligible Vice President or Managing Director which shall be determined by dividing his or her Base Salary by the Base Salaries of all eligible Vice Presidents and Managing Directors.

                      (c)   Payment. Except as may be required under Section 5.6, incentive compensation awards determined under this Section 5.5 shall be paid by the Company to each eligible Participant within forty-five (45) days of the date on which the Sale of the Company is consummated.

              5.6   Deferral of Plan Payments. The Board may defer payment of all or a portion of an incentive compensation award otherwise payable to a participant under Sections 5.2, 5.3 and 5.4 from one Fiscal Year to a later Fiscal Year if deferral of such amount is necessary to preserve deductibility for federal income tax purposes of all compensation paid by Company to such Participant. If payment of any amount otherwise payable to a Participant is deferred pursuant to this Section 5.6, the deferred amount shall be credited with interest at a rate equal to the yield on 10-year U.S. Treasury Notes as reported in the Wall Street Journal (or comparable newspaper) on the day the deferred payment would have been made, and such deferred amount shall be payable as soon as practicable in the ensuing Plan Year.

ARTICLE VI:   TERMINATION OF EMPLOYMENT

              6.1   Termination of Employment. In the event that the Participant's employment with the Company terminates for any reason other than Cause, the Company shall pay to the Participant (or to his Beneficiary) (i) the full amount of any incentive compensation award otherwise payable under Sections 5.2 and 5.4, and (ii) a pro-rata amount of any incentive compensation award otherwise payable under Section 5.3. The amount of any such pro-rata payment shall be calculated by multiplying the amount of incentive compensation otherwise payable to such Participant had their employment not terminated by a fraction, the numerator of which is the number of months that the Participant was employed by the Company during the applicable Performance Period and the denominator equals the number of months within the applicable Performance Period. For this purpose, each partial month of employment will be regarded as a whole month of employment. Notwithstanding the foregoing, if the Participant's employment is terminated for reasons other than death or Disability, and such termination occurs prior to the mid-point of the applicable Performance Period, then such Participant shall not be eligible for any incentive compensation award under Section 5.3 with regard to the Plan Project under consideration.

              Except as otherwise provided above, Plan payments made in accordance with this Section 6.1 shall be made at the times and in the manner provided for in the Plan.

              6.2   Termination for Cause If a Participant's employment with the Company is terminated during a Plan Year for Cause, such Participant will forfeit all interests in any incentive compensation payment that would otherwise be payable under Sections 5.2, 5.3 and 5.4 had the Participant's employment not terminated; provided, however, such Participant will not forfeit his right to the payment of any amount deferred pursuant to Section 5.6; any amount payable under Section 5.6 shall be paid as soon as practicable in the ensuing Plan Year.

ARTICLE VII:   (Intentionally Left Blank).

ARTICLE VIII:   GENERAL PROVISIONS

              8.1   No Contract. No provision of the Plan nor any action of the Board now or hereafter with respect to the Plan shall be construed to give any Participant the right to continue to be employed or to be retained in the employ of the Company or to furnish a basis for a claim to any distribution under the Plan after termination of employment except as herein expressly provided, or to interfere in any respect with the right of the Company to terminate (with or without cause) the employment of, discharge, suspend or otherwise take action with respect to any Participant, without any regard to the effect that any such action might have upon his rights as a Participant under the Plan.

              8.2   Participant's Interest Under the Plan. The sole interest of any Participant under the Plan shall be to receive the payments provided herein in cash as and when the same become due and payable in accordance with the terms hereof and neither a participant not his Beneficiary shall have any right, title or interest in or to any of the assets of the Company. Until paid, each Participant's interest in the Company shall be that of any unsecured general creditor. Notwithstanding any provisions of the Plan to the contrary, the Company may offset any amounts to be paid to a Participant or his Beneficiary under the Plan against any amounts which the Participant may owe to the Company.

              8.3   Non-Alienation of Benefits. No amount payable to, or held under the Plan for the account of, any Participant, spouse or beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void; nor shall any amount payable to, or held under the Plan for the account of, any participant be in any manner liable for such Participant's debts, contracts, liabilities, engagements, or torts, or be subject to any legal process to levy upon or attach.

              8.4   Withholding. All payments made by the Company under the Plan shall be subject to withholding and to such other deductions as shall at the time of such payment be required under any income tax or other law, whether of the United States or any other jurisdiction, and, in the case of payments to the estate of any former Participant, the delivery to the Company of all necessary tax waivers and other documents.

              8.5   Payments to Minor and Incompetents. If any Participant or Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Board or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, the benefits will be paid to such person or institution as the Board may designate or to the duly appointed guardian. Such payment shall, to the extent made, be deemed a complete discharge of any such payment under the Plan.

              8.6   Use of Masculine and Feminine; Singular and Plural. Wherever used in this Plan, the masculine gender will include the feminine gender and the singular will include the plural, unless the context indicates otherwise.

              8.7   Governing Law. The provisions of the Plan shall be interpreted, construed, and administered in accordance with the referenced provisions of the Code and with the laws of the State of Vermont.

              8.8   Captions. The captions contained in the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of the Plan nor in any way affect the construction of any provision of the Plan.

              8.9   Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

              IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer as of the 2nd day of December, 2002.

CATAMOUNT ENERGY, INC. [sic CORPORATION] By: /s/ Robert H. Young Robert H. Young, Chairman
Attest: /s/ Dreama L. Brower (Corporate Seal)